EXHIBIT(a)(1)(xiii)

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to the above-referenced Federal Tax Code, to include in taxpayer’s gross income for the current taxable year, the amount of any compensation taxable to taxpayer in connection with his receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME: TAXPAYER: SPOUSE:

ADDRESS:

IDENTIFICATION NO.: SPOUSE:

TAXABLE YEAR:

2.	The property with respect to which the election is made is described as follows:

3.	The date on which the property was transferred is:

4.	The property is subject to the following restrictions:

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is approximately:

6.	The amount (if any) paid for such property is:

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: , 2003
Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated: , 2003
Spouse of Taxpayer